Exhibit 23.7
[LETTERHEAD OF LEE KEELING AND ASSOCIATES, INC.]
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
As independent petroleum consultants, we consent to the references to our firm, to our estimates of reserves and value of reserves and to our report on reserves of Bois d’Arc Energy, Inc. as of December 31, 2007 included in the Amendment No. 1 to the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission by Stone Energy Corporation on or about July 14, 2008 and any subsequent amendments thereto, and the related prospectus of Stone Energy Corporation for the registration of securities.
/s/ LEE KEELING AND ASSOCIATES, INC.
Lee Keeling and Associates, Inc.
Tulsa, Oklahoma
July 14, 2008